Exhibit 23.3

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426

(614) 766-1459 FAX

December 12, 2005

Re:	Valuation Appraisal of United Community Bancorp

United Community Bank

Lawrenceburg, Indiana

We hereby consent to the use of our firm’s name in the Form S-1 and in the Forms MHC-1 and MHC-2 of United Community Bancorp, and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of United Community Bancorp, provided in our Valuation Appraisal Report and any Valuation Updates, in the Form S-1 to be filed by with the Securities and Exchange Commission and the Forms MHC-1 and MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

by:	/s/ Michael R. Keller
Michael R. Keller
President